EXHIBIT 99.1

Icahn Enterprises L.P.

Investor Contacts:
SungHwan Cho, Chief Financial Officer
Peter Reck, Chief Accounting Officer
(212) 702-4300

For Release: March 15, 2013

Icahn Enterprises L.P. Reports Full Year and Fourth Quarter 2012 Financial Results

•	2012 Net Income Attributable to Icahn Enterprises of $396 million

•	2012 Full Year Adjusted EBITDA attributable to Icahn Enterprises of $1.5 billion

•	Board Announced Increase of Annual Distribution to $4.00 per depository unit

New York, NY - Icahn Enterprises L.P. (NASDAQ:IEP) is reporting revenues of $15.7 billion for the year ended December 31, 2012, and net income attributable to Icahn Enterprises of $396 million, or $3.75 per LP unit. For the full year 2011, revenues were $11.8 billion and net income attributable to Icahn Enterprises was $750 million, or $8.15 per LP unit.

For the fourth quarter of 2012, revenues were $4.2 billion and net income attributable to Icahn Enterprises was $6 million, or $0.06 per LP unit. Fourth quarter results were negatively impacted by scheduled turnarounds at CVR Energy's Wynnewood refinery and Coffeyville fertilizer plant. For the fourth quarter of 2011, revenues were $3.2 billion and net income attributable to Icahn Enterprises was $260 million, or $2.81 per LP unit.

Mr. Icahn stated: “IEP has started the year with very strong results. The indicative net asset value per IEP unit has increased from $56 per unit on December 31, 2012 to $67 per unit as of March 13, 2013, an approximate 20% increase over the period. We are excited about the investment opportunities we are seeing across our operating segments. All in all, we believe that the future of IEP is very bright.” Management's calculations of indicative net asset value as of December 31, 2012 and March 13, 2013 are shown at the end of this release.

Adjusted EBITDA attributable to Icahn Enterprises was $1.5 billion for 2012 compared to $1.5 billion for 2011. For the fourth quarter of 2012, Adjusted EBITDA attributable to Icahn Enterprises was $0.3 billion compared to $0.5 billion in the fourth quarter of 2011.

Adjusted EBIT attributable to Icahn Enterprises was $1.1 billion for 2012 compared to $1.2 billion for 2011. For the fourth quarter of 2012, Adjusted EBIT attributable to Icahn Enterprises was $0.2 billion compared to $0.4 billion in the fourth quarter of 2011.

On February 11, 2013, the Board of Directors of the general partner of Icahn Enterprises L.P. approved a modification to the Company's distribution policy to increase our annual distribution to $4.00 per depositary unit, payable in either cash or additional depositary units, at the election of each depositary unit holder. Based upon the latest closing price of the depositary units of Icahn Enterprises L.P., this dividend represents an annual yield of approximately 6.5%. Carl C. Icahn, the holder of approximately 90.5% of the outstanding depositary units, has indicated that it is his present intention to elect to receive the increase in the Company's cash distribution in additional depositary units for the foreseeable future.

***

Icahn Enterprises L.P. (NASDAQ:IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Railcar, Food Packaging, Metals, Real Estate, Gaming and Home Fashion.

Caution Concerning Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period. This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)

	Year Ended December 31,
	2012	2011	2010
Revenues	$15,654	$11,842	$9,072
Expenses	15,008	10,044	8,319
Income before income tax (expense) benefit	646	1,798	753
Income tax (expense) benefit	81	(34)	(9)
Income from continuing operations	727	1,764	744
Loss from discontinued operations	—	—	(1)
Net income	727	1,764	743
Less: net income attributable to non-controlling interests	(331)	(1,014)	(544)
Net income attributable to Icahn Enterprises	$396	$750	$199

Basic income per LP unit	$3.75	$8.35	$2.27
Basic weighted average LP units outstanding	101	88	86

Diluted income per LP unit	$3.75	$8.15	$2.26
Diluted weighted average LP units outstanding	101	93	87

CONSOLIDATED BALANCE SHEETS
(In millions, except unit amounts)

	December 31,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$3,071	$2,278
Cash held at consolidated affiliated partnerships and restricted cash	1,419	4,979
Investments	5,491	8,938
Accounts receivable, net	1,841	1,424
Due from brokers	94	30
Inventories, net	1,955	1,344
Property, plant and equipment, net	6,523	3,505
Goodwill	2,082	1,127
Intangible assets, net	1,206	899
Other assets	874	612
Total Assets	$24,556	$25,136
LIABILITIES AND EQUITY
Accounts payable	$1,383	$970
Accrued expenses and other liabilities	1,496	1,317
Deferred tax liability	1,335	556
Securities sold, not yet purchased, at fair value	533	4,476
Due to brokers	—	2,171
Post-employment benefit liability	1,488	1,340
Debt	8,548	6,473
Total liabilities	14,783	17,303

Equity:
Limited partners	4,913	4,038
General partner	(244)	(271)
Treasury units at cost: 1,137,200 depositary units at December 31, 2011	—	(12)
Equity attributable to Icahn Enterprises	4,669	3,755
Equity attributable to non-controlling interests	5,104	4,078
Total Equity	9,773	7,833
Total Liabilities and Equity	$24,556	$25,136

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT. EBITDA represents earnings before interest expense, income tax (benefit) expense and depreciation and amortization. EBIT represents earnings before interest expense and income tax (benefit) expense. We define Adjusted EBITDA and Adjusted EBIT as EBITDA and EBIT, respectively, excluding the effects of impairment, restructuring costs, certain pension plan expenses, OPEB curtailment gains, purchase accounting inventory adjustments, certain share based compensation, discontinued operations, gains/losses on extinguishment of debt, major scheduled turnaround expenses, FIFO adjustments and unrealized gains/losses on energy segment derivatives and certain other non-operational charges. We present EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT on a consolidated basis and attributable to Icahn Enterprises net of the effect of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest, taxes and depreciation and amortization and the effects of impairment, restructuring costs, certain pension plan expenses, OPEB curtailment gains, purchase accounting inventory adjustments, certain share based compensation, discontinued operations, gains/losses on extinguishment of debt, major scheduled turnaround expenses, FIFO adjustments and unrealized gains/losses on energy segment derivatives and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT present meaningful measures of corporate performance exclusive of our capital structure and the method by which assets were acquired and financed.

EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses the indicative net asset value of the depository units as an additional method for considering the value of the units, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value of the units does not represent the market price at which the units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depository units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The NASDAQ Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the units as calculated by Management.

See below for more information on how we calculate the indicative net asset value of the Company's depository units.

($ in millions)	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Consolidated Adjusted EBITDA:
Net income	$66	$636	$727	$1,764
Interest expense, net	135	109	512	436
Income tax (benefit) expense	(59)	(21)	(81)	34
Depreciation and amortization	157	104	548	410
Consolidated EBITDA	$299	$828	$1,706	$2,644
Impairment of assets	42	68	129	71
Restructuring costs	9	2	31	11
Non-Service cost US based pensions	12	6	38	25
OPEB curtailment gains	—	(1)	(51)	(1)
Unfavorable FIFO impact	13	—	71	—
Unrealized (gain)/loss on derivatives	(49)	—	68	—
Stock-based compensation	12	1	38	—
Major scheduled turnaround expense	94	—	107	—
Other	20	4	40	—
Consolidated Adjusted EBITDA	$452	$908	$2,177	$2,750

IEP Adjusted EBITDA:
Net income attributable to IEP	$6	$260	$396	$750
Interest expense, net	117	94	456	377
Income tax (benefit) expense	(71)	(18)	(128)	27
Depreciation and amortization	125	78	434	309
EBITDA attributable to IEP	$177	$414	$1,158	$1,463
Impairment of assets	38	56	106	58
Restructuring costs	8	2	25	9
Non-Service cost US based pensions	9	4	29	18
OPEB curtailment gains	—	(1)	(40)	(1)
Unfavorable FIFO impact	11	—	58	—
Unrealized (gain)/loss on derivatives	(40)	—	56	—
Stock-based compensation	9	—	30	—
Major scheduled turnaround expense	77	—	88	—
Other	16	2	31	—
Adjusted EBITDA attributable to IEP	$305	$477	$1,541	$1,547

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Consolidated Adjusted EBIT:
Net income	$66	$636	$727	$1,764
Interest expense, net	135	109	512	436
Income tax (benefit) expense	(59)	(21)	(81)	34
Consolidated EBIT	$142	$724	$1,158	$2,234
Impairment of assets	42	68	129	71
Restructuring costs	9	2	31	11
Non-Service cost US based pensions	12	6	38	25
OPEB curtailment gains	—	(1)	(51)	(1)
Unfavorable FIFO impact	13	—	71	—
Unrealized (gain)/loss on derivatives	(49)	—	68	—
Stock-based compensation	12	1	38	—
Major scheduled turnaround expense	94	—	107	—
Other	20	4	40	—
Consolidated Adjusted EBIT	$295	$804	$1,629	$2,340

IEP Adjusted EBIT:
Net income attributable to IEP	$6	$260	$396	$750
Interest expense, net	117	94	456	377
Income tax (benefit) expense	(71)	(18)	(128)	27
EBIT attributable to IEP	$52	$336	$724	$1,154
Impairment of assets	38	56	106	58
Restructuring costs	8	2	25	9
Non-Service cost US based pensions	9	4	29	18
OPEB curtailment gains	—	(1)	(40)	(1)
Unfavorable FIFO impact	11	—	58	—
Unrealized (gain)/loss on derivatives	(40)	—	56	—
Stock-based compensation	9	—	30	—
Major scheduled turnaround expense	77	—	88	—
Other	16	2	31	—
Adjusted EBIT attributable to IEP	$180	$399	$1,107	$1,238

Indicative Net Asset Value Calculation

($ in millions, except per unit)	December 31,	March 13,
	2012	2013
Market-valued Subsidiaries:
Holding Company interest in Funds (1)	$2,387	$2,671
CVR Energy (2)	3,474	3,890
CVR Refining (3)	—	130
Federal-Mogul (2)	615	482
American Railcar Industries (2)	377	545
Total market-valued subsidiaries	$6,853	$7,718

Other Subsidiaries
Tropicana (4) (6)	$488	$488
Viskase (4) (6)	268	268
Real Estate Holdings (5) (6)	763	763
PSC Metals (5) (6)	338	338
WestPoint Home (5) (6)	256	256
Total - other subsidiaries	$2,113	$2,113
Add: Holding Company cash and cash equivalents (7)	1,047	1,537
Less: Holding Company debt (8)	(4,082)	(4,082)
Add: Other Holding Company net assets (9)	63	63
Indicative Net Asset Value	$5,993	$7,348

Units Outstanding	107.0	110.2
Indicative Net Asset Value Per Unit	$56	$67

Market Price per IEP Unit	$44.70	$60.58

Indicative net asset value does not purport to reflect a valuation of IEP. A valuation is a subjective exercise and indicative net asset value does not consider all elements or consider in the adequate proportion the elements that would affect IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Fair market value of Holding Company's interest in the Funds and Investment segment cash as of each respective date.

(2)	Based on closing share price on each date and the number of shares owned by the Holding Company.

(3)	The Holding Company purchased four million common units of CVRR at the initial public offering price of $25.00. As of March 13, 2013, CVRR had a closing price of $32.53.

(4)
Amounts based on market comparables due to lack of material trading volume. Tropicana valued at 8.0x Adjusted EBITDA for the twelve months ended December 31, 2012. Viskase valued at 11.0x Adjusted EBITDA for the twelve months ended December 31, 2012.

(5)	Represents equity attributable to us as of December 31, 2012.

(6)	March 31, 2013 values for Other Subsidiaries assume no change from December 31, 2012 value due to lack of more recent results.

(7)
March 13, 2013 cash and cash equivalents have been adjusted from December 31, 2012 to reflect $100 million investment in CVRR's initial public offering, CVR $5.50 special dividend received on February 19, 2013, and $198 million of proceeds from our equity offering completed March, 2013. Such amounts have not been adjusted for other uses and sources of cash since December 31, 2012.

(8)	Represents Holding Company debt as of December 31, 2012. Such amounts have not been adjusted for changes in debt since December 31, 2012.

(9)	Represents Holding Company net assets as of December 31, 2012. Such amounts have not been adjusted for changes in other net assets since December 31, 2012.